For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	January 26, 2021
For Immediate Release

HOME BANCORP ANNOUNCES 2020 FOURTH QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the fourth quarter of 2020. For the quarter, the Company reported net income of $11.6 million, or $1.36 per diluted common share (“diluted EPS”), up $2.8 million from $8.8 million, or $1.01 diluted EPS, for the third quarter of 2020.

“2020 was a very challenging year for the Company and our customers with the impact of the COVID-19 pandemic and economic crisis”, said John W. Bordelon, Chairman, President and Chief Executive Officer of the Company and the Bank. “The Bank remains well positioned with the reserve builds we made in the first half of 2020 to withstand potential losses given the impact of the ongoing COVID-19 pandemic on economic conditions and credit quality in our markets.”

“I am proud of the commitment by our employees to serve our communities and remain focused on loan and deposit growth in this challenging environment. They are ready to assist customers in the second round of the Paycheck Protection Program.”

“Our customers have proven to be resilient during troubling times and we will weather the storm together.”

COVID-19 Response

Banking operations remain unencumbered by state and local government COVID-19 restrictions. However, we have adapted to protect our employees and customers by working remotely, enhancing cleaning procedures, and enacting several other measures to reduce the risk of transmission of the virus. State government imposed COVID-19 restrictions continue to be in place within our Louisiana and Mississippi markets. The restrictions primarily place limits on capacity and hours of operation of certain businesses.

During the second and third quarters of 2020, the Company funded approximately 3,072 loans totaling $262.2 million under the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP"). At December 31, 2020, the total recorded net investment in PPP loans was $221.2 million, of which approximately 2,495 loans with an aggregate outstanding balance of $70.5 million were for amounts of $150,000 or less.

To give immediate financial support to our customers, the Company began providing principal and/or interest payment relief options in March 2020. When we last reported the level of such deferrals in our third quarter Form 10-Q (as of September 30, 2020), $70.2 million, or 4% of total loans, were under deferral agreements. As of December 31, 2020, the level of deferrals decreased to $36.0 million, or 2% of total loans. The level of COVID-19 related deferrals formerly totaled $558.8 million, or 28% of total loans, at June 30, 2020. Of the loans that have exited deferral agreements, $469.2 million, or 98%, were current and performing as of December 31, 2020.

Fourth Quarter 2020 Highlights

•Net income totaled $11.6 million, up $2.8 million, or 32%, from the prior quarter primarily due to a $1.5 million increase in interest income on loans and the release of $1.3 million in the allowance for credit losses on unfunded lending commitments.

•Loan income from the recognition of deferred PPP lender fees totaled $2.2 million, up $1.1 million from the prior quarter. Loan accretion income from acquired loans totaled $1.7 million, up $847,000 compared to the prior quarter.

•A revision to the Company's estimate of credit loss on unfunded lending commitments led to a release of $1.3 million in reserves through noninterest expense and a $740,000 (net of tax) increase to retained earnings to adjust the impact of CECL adoption.

•Loans totaled $2.0 billion at December 31, 2020, up $24.7 million, or 5% annualized, from September 30, 2020. Excluding PPP loans, loan growth during the same comparative period was up $57.9 million, or 14% annualized.

•For the second consecutive quarter, the Company recorded no provision for loan losses. In light of our reserve builds during the first half of 2020, no additional provisions were made.

•The allowance for loan losses totaled $33.0 million, or 1.66% of total loans, at December 31, 2020. The allowance for credit losses ("ACL"), which includes the allowance for unfunded lending commitments, totaled $34.4 million, or 1.74% of total loans, at December 31, 2020. Excluding PPP loans, the ratio of allowance for loan losses to total loans and the ratio for allowance for credit losses was 1.87% and 1.96%, respectively, at such date.

•Nonperforming assets totaled $20.0 million, or 0.77% of total assets, down $4.9 million, or 20%, from September 30, 2020 primarily due to pay-downs on nonaccrual loans.

•Preliminary Tier 1 leverage capital and total risk-based capital ratios were 9.68% and 15.18% at December 31, 2020, compared to 9.44% and 15.29% at September 30, 2020.

•The net interest margin was 4.11% for the fourth quarter of 2020, up 29 basis points from the third quarter of 2020 primarily due to an increase in interest income on loans and further aided by a decrease in the cost of deposits.

•The average yield on total interest-bearing deposits was 0.50% for the fourth quarter of 2020, down 10 basis points from the third quarter of 2020.

Loans

Loans totaled $2.0 billion at December 31, 2020, up $24.7 million, or 1%, from September 30, 2020. The following table summarizes the changes in the Company’s loan portfolio from September 30, 2020 to December 31, 2020.

	December 31,	September 30,	Increase (Decrease)
(dollars in thousands)	2020	2020	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$395,638	$409,282	$(13,644)	(3)%
Home equity loans and lines	67,700	67,766	(66)	—
Commercial real estate	750,623	707,638	42,985	6
Construction and land	221,823	201,575	20,248	10
Multi-family residential	87,332	86,619	713	1
Total real estate loans	1,523,116	1,472,880	50,236	3
Other loans:
Commercial and industrial	417,926	443,480	(25,554)	(6)
Consumer	38,912	38,937	(25)	—
Total other loans	456,838	482,417	(25,579)	(5)
Total loans	$1,979,954	$1,955,297	$24,657	1%

During the fourth quarter of 2020, substantial commercial real estate and construction and land loan growth was partially offset by pay-downs of commercial and industrial loans and residential mortgages. The change in commercial and industrial loans included a decrease in PPP loans of $33.3 million, or 13%, from September 30, 2020. Residential mortgages declined primarily due to refinances as borrowers sought to acquire lower interest rates.

Commercial real estate ("CRE") loan growth was fairly evenly distributed across our major Louisiana markets and was primarily attributable to non-owner-occupied loans to borrowers outside of industry sectors that have been subject to increased monitoring during the COVID-19 pandemic. At December 31, 2020, CRE loans within our Acadiana and New Orleans markets accounted for approximately 65% of our total commercial real estate portfolio.

Construction and land ("C&D") loan growth was spread across our New Orleans, Acadiana and Baton Rouge markets and was primarily driven by non-residential construction projects. At December 31, 2020, C&D loans within our Acadiana, New Orleans, and Northshore markets accounted for approximately 70% of our total construction and land portfolio.

Credit Quality and Allowance for Credit Losses

Nonperforming assets (“NPAs”), totaled $20.0 million, or 0.77% of total assets at December 31, 2020, down $4.9 million, or 20%, from $24.8 million, or 0.96% of total assets, at September 30, 2020.

The Company recorded net loan charge-offs of $39,000 during the fourth quarter of 2020, compared to net loan charge-offs of $821,000 for the third quarter of 2020.

At December 31, 2020, loans under interest and/or principal payment deferral agreements due to the COVID-19 crisis totaled $36.0 million, or 2% of total loans, down from $70.2 million, or 4% of total loans, as of September 30, 2020. Of the loans that have exited deferral agreements, $469.2 million, or 98%, were current and performing as of December 31, 2020.

The Company recorded no provision for loan losses for the fourth quarter of 2020. Upon review of our allowance for loan losses in light of, among other factors, our reserve builds during the first half of 2020, we determined that no additional provision was required during the quarter in order to reflect the expected losses for the full lives of the loans in our portfolio. The provision for loan losses for the year ended December 31, 2020 totaled $12.7 million, up $9.7 million from the prior year. Changes in expected losses consider various factors including the changing economic activity, potential mitigating effects of governmental stimulus, the duration of the health crisis, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

In addition to the allowance for loan losses, our allowance for credit losses includes an allowance for unfunded lending commitments. The allowance for unfunded lending commitments amounted to $1.4 million at December 31, 2020 compared to $3.6 million at September 30, 2020. During the fourth quarter of 2020, we revised our estimate of losses on unfunded lending commitments which resulted in an aggregate release of $2.2 million of this allowance. Of the $2.2 million release of the allowance for unfunded lending commitments, $1.3 million was recognized as a reduction of non-interest expense and $940,000 ($740,000 net of taxes) was recognized as an increase to retained earnings.

The following table provides a summary of the loan portfolio and related reserves at December 31, 2020. We have separately identified certain information regarding PPP loans which, due to the existence of full repayment guarantees from the SBA as well as the likelihood that the vast majority of such loans will be forgiven, we believe entail minimal credit risk to the Company.

(dollars in thousands)	Total Loans	PPP Loans	Total ACL	ACL to Total Loans	ACL to Total Non-PPP Loans
December 31, 2020
Retail CRE	$190,085	$—	$6,641	3.49%	3.49%
Hotels and short-term rentals	103,875	3,587	5,754	5.54	5.74
Restaurants and bars	92,789	30,990	3,106	3.35	5.03
Energy	31,304	—	1,638	5.23	5.23
Credit cards	4,012	—	403	10.04	10.04
Other loans	1,557,889	186,643	15,421	0.99	1.12
Total	$1,979,954	$221,220	$32,963	1.66%	1.87%

Unfunded lending commitments(1)	—	—	1,425	—	—
Total	$1,979,954	$221,220	$34,388	1.74%	1.96%

(1)At December 31, 2020, the allowance of $1.4 million related to unfunded lending commitments of $336.9 million. The ACL on unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.

Investment Securities

The following table summarizes the composition of the Company’s investment securities portfolio at December 31, 2020.

(dollars in thousands)	Recorded Investment
Available for sale
U.S. agency mortgage-backed	$142,812
Collateralized mortgage obligations	75,620
Municipal bonds	28,011
U.S. government agency	6,255
Corporate bonds	2,054
Total available for sale	254,752
Held to Maturity
Municipal Bonds	2,934
Total investment securities	$257,686

Securities available for sale ("AFS") made up 99% of total investment securities and net unrealized gains on AFS securities totaled $6.5 million at December 31, 2020.

Deposits

Total deposits were $2.2 billion at December 31, 2020, up $6.3 million, or less than 1%, from September 30, 2020. The following table summarizes the changes in the Company’s deposits from September 30, 2020 to December 31, 2020.

	December 31,	September 30,	Increase/(Decrease)
(dollars in thousands)	2020	2020	Amount	Percent
Demand deposits	$615,700	$629,345	$(13,645)	(2)%
Savings	250,165	242,849	7,316	3
Money market	333,078	336,310	(3,232)	(1)
NOW	646,085	620,081	26,004	4
Certificates of deposit	368,793	378,909	(10,116)	(3)
Total deposits	$2,213,821	$2,207,494	$6,327	—%

Net Interest Income

The net interest margin ("NIM") increased 29 basis points from 3.82% for the third quarter of 2020 to 4.11% for the fourth quarter of 2020 primarily due to an increase in loan income and further aided by a decrease in the cost of deposits.

The average loan yield was 5.20% for the fourth quarter of 2020, up 26 basis points from the third quarter of 2020. Loan income from the recognition of deferred PPP lender fees totaled $2.2 million during the fourth quarter of 2020, up $1.1 million, or 103%, compared to the third quarter of 2020. As a result, PPP loans positively impacted the average loan yield by 11 basis points and the NIM by 5 basis points during the fourth quarter of 2020. During the third quarter of 2020, PPP loans negatively impacted the average loan yield by 34 basis points and the NIM by 14 basis points. The receipt of forgiveness payments on PPP loans during the fourth quarter accelerated the recognition of deferred fees. Management anticipates this trend to continue into the first quarter of 2021 as the forgiveness process for PPP loans under $150,000 is expected to be expedited. At December 31, 2020, the total recorded net investment in PPP loans was $221.2 million, of which $70.5 million, or 32%, were for amounts of $150,000 or less. Unrecognized PPP lender fees totaled $5.4 million at December 31, 2020.

Loan accretion income from acquired loans totaled $1.7 million for the fourth quarter of 2020, up $847,000, or 100%, compared to the third quarter of 2020. During the fourth quarter, the Company received pay-downs on an acquired CRE and residential mortgage loans, which accelerated the accretion of discount into interest income on loans.

The average yield on total interest-bearing deposits was 0.50% for the fourth quarter of 2020, down 10 basis points from the third quarter of 2020.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	For the Three Months Ended
	December 31, 2020			September 30, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$1,984,969	$26,267	5.20%	$1,971,174	$24,769	4.94%
Investment securities (TE)	246,547	1,002	1.66	252,314	967	1.56
Other interest-earning assets	182,833	99	0.22	170,957	106	0.25
Total interest-earning assets	$2,414,349	$27,368	4.46%	$2,394,445	$25,842	4.25%

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,217,430	$970	0.32%	$1,195,455	$1,136	0.38%
Certificates of deposit	375,597	1,017	1.08	381,949	1,232	1.28
Total interest-bearing deposits	1,593,027	1,987	0.50	1,577,404	2,368	0.60
Other borrowings	5,539	53	3.81	5,539	53	3.81
FHLB advances	29,742	129	1.74	34,612	149	1.73
Total interest-bearing liabilities	$1,628,308	$2,169	0.53%	$1,617,555	$2,570	0.63%

Net interest spread (TE)			3.93%			3.62%
Net interest margin (TE)			4.11%			3.82%

Noninterest Income

Noninterest income for the fourth quarter of 2020 was $4.1 million, up $256,000, or 7%, from the third quarter of 2020 due primarily to gains on the sale of loans (up $178,000) and other income (up $97,000). Other income increased primarily due to fees earned on a risk participation agreement entered into during the fourth quarter of 2020.

Noninterest Expense

Noninterest expense for the fourth quarter of 2020 totaled $14.7 million, down $1.4 million, or 9%, compared to the third quarter of 2020.

The Company released $2.2 million of the allowance for credit losses on unfunded lending commitments during the fourth quarter of 2020, reflecting, among other factors, refinement of our estimate of future funding rates on unfunded lending commitments. The release of a portion of the allowance for unfunded loan commitments reduced noninterest expense by $1.3 million during the fourth quarter of 2020, with the remaining $940,000 of the release ($740,000 net of taxes) being recorded as an increase in retained earnings.

Compensation and benefits expense was down $323,000 from the third quarter of 2020 primarily due to the absence of bonuses, which were paid during the third quarter.

Regulatory fees were down $153,000 from the third quarter of 2020 due to a decrease in the FDIC assessment for the fourth quarter. The Company's improved financial condition led to a more favorable assessment rate.

Other expenses were up $198,000 from the third quarter of 2020 primarily due to certain loan servicing fees and expenses.

Capital and Liquidity

The Company's tangible common equity ratio was 10.23% and 9.93% at December 31, 2020 and September 30, 2020, respectively. At December 31, 2020, the Bank's preliminary Tier 1 leverage capital ratio was 9.68%, up 24 basis points from September 30, 2020, and preliminary total risk-based capital ratio was 15.18%, down 11 basis points from September 30, 2020. Loans covered under the PPP are included in the Bank's Tier 1 leverage capital ratio.

The following table summarizes the Company's primary and secondary sources of liquidity.

December 31,
(dollars in thousands)	2020
Cash and cash equivalents	$187,952
Unpledged investment securities, amortized cost	125,342
FHLB advance availability	787,232
Unsecured lines of credit	55,000
Federal Reserve discount window availability	500
Total primary and secondary liquidity	$1,156,026

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.22 per share payable on February 19, 2021, to shareholders of record as of February 8, 2021.

The Company repurchased 91,612 shares of its common stock during the fourth quarter of 2020 at an average price per share of $26.23 under the Company's 2020 Repurchase Plan. An additional 300,080 shares remain eligible for purchase under the 2020 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $36.82 and $29.60, respectively, at December 31, 2020.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets and PPP loans. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	December 31, 2019

Reported net income	$11,585	$8,782	$6,606
Add: Core deposit intangible amortization, net tax	258	267	302
Non-GAAP tangible income	$11,843	$9,049	$6,908

Total assets	$2,591,850	$2,579,200	$2,200,465
Less: Intangible assets	63,112	63,439	64,472
Non-GAAP tangible assets	$2,528,738	$2,515,761	$2,135,993

Total shareholders’ equity	$321,842	$313,324	$316,329
Less: Intangible assets	63,112	63,439	64,472
Non-GAAP tangible shareholders’ equity	$258,730	$249,885	$251,857

Total loans	$1,979,954	$1,955,297	$1,714,361
Less: PPP loans	221,220	254,487	—
Total loans excluding PPP loans	$1,758,734	$1,700,810	$1,714,361

Allowance for loan losses to total loans	1.66%	1.69%	1.04%
Less: PPP loans	0.21	0.25	—
Non-GAAP allowance for loan losses to total loans	1.87%	1.94%	1.04%

Return on average equity	14.55%	11.17%	8.31%
Add: Average intangible assets	4.04	3.27	2.62
Non-GAAP return on average tangible common equity	18.59%	14.44%	10.93%

Common equity ratio	12.42%	12.15%	14.38%
Less: Intangible assets	2.19	2.22	2.59
Non-GAAP tangible common equity ratio	10.23%	9.93%	11.79%

Book value per share	$36.82	$35.48	$34.19
Less: Intangible assets	7.22	7.18	6.97
Non-GAAP tangible book value per share	$29.60	$28.30	$27.22

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by its Current Report on Form 8-K dated April 28, 2020, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, the impact of the COVID-19 pandemic, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(dollars in thousands)	December 31, 2020	September 30, 2020	% Change	December 31, 2019
Assets
Cash and cash equivalents	$187,952	$185,836	1%	$39,847
Interest-bearing deposits in banks	349	349	—	449
Investment securities available for sale, at fair value	254,752	251,578	1	257,321
Investment securities held to maturity	2,934	2,942	—	7,149
Mortgage loans held for sale	9,559	21,045	(55)	6,990
Loans, net of unearned income	1,979,954	1,955,297	1	1,714,361
Allowance for loan losses	(32,963)	(33,002)	—	(17,868)
Total loans, net of allowance for loan losses	1,946,991	1,922,295	1	1,696,493
Office properties and equipment, net	45,497	45,696	—	46,425
Cash surrender value of bank-owned life insurance	40,334	40,184	—	39,466
Goodwill and core deposit intangibles	63,112	63,439	(1)	64,472
Accrued interest receivable and other assets	40,370	45,836	(12)	41,853
Total Assets	$2,591,850	$2,579,200	—	$2,200,465

Liabilities
Deposits	$2,213,821	$2,207,494	—%	$1,820,975
Other Borrowings	5,539	5,539	—	5,539
Federal Home Loan Bank advances	28,824	31,445	(8)	40,620
Accrued interest payable and other liabilities	21,824	21,398	2	17,002
Total Liabilities	2,270,008	2,265,876	—	1,884,136

Shareholders' Equity
Common stock	87	88	(1)%	93
Additional paid-in capital	164,988	165,522	—	168,545
Common stock acquired by benefit plans	(2,789)	(2,880)	3	(3,159)
Retained earnings	154,282	145,373	6	150,158
Accumulated other comprehensive income	5,274	5,221	1	692
Total Shareholders' Equity	321,842	313,324	3	316,329
Total Liabilities and Shareholders' Equity	$2,591,850	$2,579,200	—	$2,200,465

HOMEBANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	% Change	December 31, 2019	% Change
Interest Income
Loans, including fees	$26,267	$24,769	6%	$23,842	10%
Investment securities	1,002	967	4	1,341	(25)
Other investments and deposits	99	106	(7)	261	(62)
Total interest income	27,368	25,842	6	25,444	8
Interest Expense
Deposits	1,987	2,368	(16)%	3,934	(49)%
Other borrowings	53	53	—	54	(2)
Federal Home Loan Bank advances	129	149	(13)	198	(35)
Total interest expense	2,169	2,570	(16)	4,186	(48)
Net interest income	25,199	23,272	8	21,258	19
Provision for loan losses	—	—	—	713	(100)
Net interest income after provision for loan losses	25,199	23,272	8	20,545	23
Noninterest Income
Service fees and charges	1,117	1,123	(1)%	1,544	(28)%
Bank card fees	1,273	1,331	(4)	1,102	16
Gain on sale of loans, net	1,082	904	20	316	242
Income from bank-owned life insurance	276	231	19	238	16
Loss on sale of assets, net	—	—	—	1	(100)
Other income	302	205	47	298	1
Total noninterest income	4,050	3,794	7	3,499	16
Noninterest Expense
Compensation and benefits	9,417	9,740	(3)%	9,438	—%
Occupancy	1,719	1,686	2	1,713	—
Marketing and advertising	386	288	34	579	(33)
Data processing and communication	1,913	1,851	3	1,829	5
Professional fees	187	197	(5)	172	9
Forms, printing and supplies	154	140	10	169	(9)
Franchise and shares tax	331	378	(12)	248	33
Regulatory fees	373	526	(29)	113	230
Foreclosed assets, net	181	162	12	228	(21)
Amortization of acquisition intangible	327	338	(3)	382	(14)
Provision for credit losses on unfunded lending commitments	(1,272)	—		—
Other expenses	1,008	810	24	881	14
Total noninterest expense	14,724	16,116	(9)	15,752	(7)
Income before income tax expense	14,525	10,950	33	8,292	75
Income tax expense	2,940	2,168	36	1,686	74
Net income	$11,585	$8,782	32	$6,606	75

Earnings per share - basic	$1.37	$1.01	36%	$0.74	85%
Earnings per share - diluted	$1.36	$1.01	35	$0.73	86

Cash dividends declared per common share	$0.22	$0.22	—%	$0.22	—%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	% Change	December 31, 2019	% Change
EARNINGS DATA
Total interest income	$27,368	$25,842	6%	$25,444	8%
Total interest expense	2,169	2,570	(16)	4,186	(48)
Net interest income	25,199	23,272	8	21,258	19
Provision for loan losses	—	—	—	713	(100)
Total noninterest income	4,050	3,794	7	3,499	16
Total noninterest expense	14,724	16,116	(9)	15,752	(7)
Income tax expense	2,940	2,168	36	1,686	74
Net income	$11,585	$8,782	32	$6,606	75

AVERAGE BALANCE SHEET DATA
Total assets	$2,599,835	$2,582,239	1%	$2,219,049	17%
Total interest-earning assets	2,414,349	2,394,445	1	2,021,316	19
Total loans	1,984,969	1,971,174	1	1,712,035	16
Total interest-bearing deposits	1,593,027	1,577,404	1	1,384,250	15
Total interest-bearing liabilities	1,628,308	1,617,555	1	1,433,359	14
Total deposits	2,226,526	2,208,825	1	1,835,026	21
Total shareholders' equity	316,679	312,841	1	315,487	—

SELECTED RATIOS (1)
Return on average assets	1.77%	1.35%	31%	1.18%	50%
Return on average equity	14.55	11.17	30	8.31	75
Common equity ratio	12.42	12.15	2	14.38	(14)
Efficiency ratio (2)	50.34	59.54	(15)	63.63	(21)
Average equity to average assets	12.18	12.12	—	14.22	(14)
Tier 1 leverage capital ratio (3)	9.68	9.44	3	11.17	(13)
Total risk-based capital ratio (3)	15.18	15.29	(1)	15.28	(1)
Net interest margin (4)	4.11	3.82	8	4.14	(1)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	10.23%	9.93%	3%	11.79%	(13)%
Return on average tangible common equity (6)	18.59	14.44	29	10.93	70

PER SHARE DATA
Earnings per share - basic	$1.37	$1.01	36%	$0.74	85%
Earnings per share - diluted	1.36	1.01	35	0.73	86
Book value at period end	36.82	35.48	4	34.19	8
Tangible book value at period end	29.60	28.30	5	27.22	9
Shares outstanding at period end	8,740,104	8,831,406	(1)	9,252,418	(6)
Weighted average shares outstanding
Basic	8,484,785	8,627,318	(2)%	8,953,203	(5)%
Diluted	8,508,740	8,651,066	(2)	9,018,142	(6)
(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	December 31, 2020			September 30, 2020			December 31, 2019
(dollars in thousands)	Acquired	Originated	Total	Acquired	Originated	Total	Acquired	Originated	Total
CREDIT QUALITY (1)(2)
Nonaccrual loans (3)	$8,748	$9,929	$18,677	$10,639	$12,204	$22,843	$9,758	$14,628	$24,386
Accruing loans past due 90 days and over	—	2	2	—	10	10	—	—	—
Total nonperforming loans	8,748	9,931	18,679	10,639	12,214	22,853	9,758	14,628	24,386
Foreclosed assets and ORE	880	422	1,302	1,029	956	1,985	2,363	1,793	4,156
Total nonperforming assets	9,628	10,353	19,981	11,668	13,170	24,838	12,121	16,421	28,542
Performing troubled debt restructurings	573	1,512	2,085	480	910	1,390	475	1,903	2,378
Total nonperforming assets and troubled debt restructurings	$10,201	$11,865	$22,066	$12,148	$14,080	$26,228	$12,596	$18,324	$30,920

Nonperforming assets to total assets			0.77%			0.96%			1.30%
Nonperforming loans to total assets			0.72			0.89			1.11
Nonperforming loans to total loans			0.94			1.17			1.42
Allowance for loan losses to nonperforming assets			164.97			132.87			62.60
Allowance for loan losses to nonperforming loans			176.47			144.41			73.27
Allowance for loan losses to total loans			1.66			1.69			1.04
Allowance for credit losses to total loans(4)			1.74			1.87			1.04

Year-to-date loan charge-offs			$2,601			$2,522			$1,577
Year-to-date loan recoveries			335			295			83
Year-to-date net loan charge-offs			$2,266			$2,227			$1,494
Annualized YTD net loan charge-offs to average loans			0.12%			0.16%			0.09%
(1)Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Due to the adoption of CECL, PCD loans of $390,000 and $2.1 million are included in nonperforming loans at December 31, 2020 and September 30, 2020, respectively. Prior to January 1, 2020, these loans were classified as PCI and excluded from nonperforming loans because they continued to earn interest income from the accretable yield at the pool level. With the adoption of CECL, the pools were discontinued and performance is based on contractual terms for individual loans.

(2)It is our policy to cease accruing interest on loans 90 days or more past due. Nonperforming assets consist of nonperforming loans, foreclosed assets and other real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.

(3)Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $6.5 million, $7.2 million and $7.6 million at December 31, 2020, September 30, 2020 and December 31, 2019, respectively. Acquired restructured loans placed on nonaccrual totaled $3.5 million, $1.2 million and $2.2 million at December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

(4)The allowance for credit losses includes $1.4 million and $3.6 million for unfunded lending commitments at December 31, 2020 and September 30, 2020, respectively. The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.